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EXHIBIT 11


                      IGI, INC. AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER COMMON SHARE                                      (Unaudited)

(thousands, except per share information)

                         Three months ended     Six months ended
                               June 30,             June 30,
                           1997      1996         1997    1996
                           ----      ----         ----    ----
Net income for primary
 earnings per share       $ 356     $  85        $ 718   $ 361

Weighed average shares
 outstanding              9,453     9,302        9,422   9,284
Common stock equivalents
(net ofcommon stock
 deemed reacquired)based
 on average market price     10       395           92     379
                          -----     -----        -----   -----
Total equivalent shares
 for primary computation  9,463     9,697        9,534   9,663
                          =====     =====        =====   =====



Per Share Amounts:
 Primary:
Net income                $ .04    $  .01        $ .08  $  .04
                          =====    ======        =====  ======


Fully diluted earnings per share have been omitted as they approximate primary earnings per share.

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